Consent of Industrial Information Resources

To Whom it May Concern:

We hereby consent to the use of our information, as properly attributed to us, in the Current Report on Form 8-K of MRC Global Inc. and the incorporation by reference of this information into the Registration Statement on Form S-3 (File No. 333-184341) of MRC Global Inc., the Registration Statement on Form S-8 (File No. 333-180777) of MRC Global Inc. and the Registration Statement on Form S-1 (File No. 333-173037) of McJunkin Red Man Corporation with respect to the following:

1.	Chart depicting actual and forecasted project and maintenance spending in chemical and refining from 2011 through the first half of 2013.

2.	Graph depicting past and projected chemical industry capital spending through 2013.

[Signature page follows]

Submitted by:

/s/ Edward H. Fox C.O.O.

Industrial Information Resources

October 24, 2012